Exhibit 10-d

AT&T INC.

CHANGE IN CONTROL SEVERANCE PLAN

Amended and restated September 23, 2010

Article 1                      - Purpose

The purpose of the AT&T Inc. Change in Control Severance Plan (the “Plan”) is to foster the continuous employment of key management personnel of the Company and its Subsidiaries and to reinforce and encourage their continued attention and dedication to their duties in the face of potentially disturbing circumstances arising from the possibility of a Change in Control (as defined in Article 2) of the Company, although no such change is now apparent or contemplated.

Article 2                      - Definitions

As used in this Plan, the following terms shall have the respective meanings set forth below, and, when the meaning is intended, the initial letter of the word is capitalized:

“Base Salary” means the Participant’s annual rate of base salary in effect immediately prior to the occurrence of the circumstance giving rise to the Participant’s Termination of Employment, or, if greater, the Participant’s annual rate of base salary in effect immediately prior to the Change in Control.

“Board” means the Board of Directors of the Company and, after a Change in Control, the “board of directors” of the Ultimate Parent (as defined below under Change in Control).

“Bonus Amount” means a Participant’s target annual bonus for the fiscal year in which the Change in Control occurs or in which Participant’s Date of Termination occurs, whichever is greater; provided that, if a target annual bonus has not been established for the applicable fiscal year, then the target annual bonus established for the preceding fiscal year shall be substituted in lieu thereof.

“Cause” means (i) the willful and continued failure by a Participant to substantially perform his or her duties with the Company and its Subsidiaries (other than any such failure resulting from his or her incapacity due to physical or mental impairment, or any such actual or anticipated failure after the issuance of a notice of termination by him or her for Good Reason) after a written demand for substantial performance is delivered to the Participant by the Company which demand specifically identifies the manner in which the Company believes that he or she has not substantially performed his or her duties, or (ii) the willful engaging by a Participant in conduct which is demonstrably and materially injurious to the Company or any Subsidiary, monetarily or otherwise.  For purposes of this definition, no act, or failure to act, on a Participant’s part shall be deemed “willful” unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that his or her action or omission was in the best interest of the Company and its Subsidiaries.  Notwithstanding the foregoing, a Participant shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him or her a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to the Participant and an opportunity for him or her, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board the Participant was guilty of the conduct set forth above in clauses (i) or (ii) of the first sentence of this definition and specifying the particulars thereof in detail.

“Change in Control” shall be deemed to have occurred if (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned directly or indirectly by the shareowners of the Company in substantially the same proportions as their ownership of stock of the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing twenty percent (20%) or more of the total voting power represented by the Company’s then outstanding voting securities, or (ii) during any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board of Directors and any new Director whose election by the Board of Directors or nomination for election by the Company’s shareowners was approved by a vote of at least two-thirds (2/3) of the Directors then still in office who either were Directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof, or (iii) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation (such post-merger surviving entity the “Ultimate Parent”), or the shareowners of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company’s assets.

“Committee” means the Human Resources Committee of the Board.

“Company” means AT&T Inc.

“Date of Termination” means the date of the Participant's Termination of Employment with the Company and its Subsidiaries as determined under Section 4.1 of the Plan.

“Disability” has the meaning ascribed under the relevant Employer’s long-term disability plan.

“Employee” means any person employed as an employee by an Employer and paid on an Employer’s employee payroll system, excluding persons hired for a fixed maximum term and excluding persons who are neither citizens nor permanent residents of the United States, all as determined by the Employer.  For purposes of this Plan, a person on a Leave of Absence who otherwise would be an Employee shall be deemed to be an Employee.

“Employer” means the Company or any of its Subsidiaries provided that, if an entity ceases to be a Subsidiary during the Termination Period, such entity shall continue to be an Employer and the Employee shall continue to be a Participant until the second anniversary of the Change in Control and, notwithstanding any other provision to the contrary, any benefits under the Plan shall be paid or provided by the Company.

“Exchange Act” means the Securities Exchange Act of 1934.

“Executive Officer” means a person who has been identified by the Company as an executive officer under Rule 3b-7 of the Securities Exchange Act of 1934 prior to a Change in Control.

“Good Reason” means, without the Participant’s express written consent, the occurrence of any of the following events after a Change in Control:  (i) the assignment to the Participant of any duties inconsistent with his or her title(s) or status immediately prior to the Change in Control, or a substantial adverse alteration in the nature or status of his or her responsibilities from those in effect immediately prior to the Change in Control; (ii) a reduction in the Participant’s annual base salary, target short-term or long term incentive award opportunity (including any current payments that may be made thereunder, such as the payment of dividend equivalents) as in effect immediately prior to the Change in Control, except for across-the-board salary reductions similarly affecting all officers of the Company and its Subsidiaries and all managers in equivalent positions of any person in control of the Company; (iii) the failure to pay to the Participant any portion of his or her current compensation or deferred compensation under any compensation or benefit program within seven (7) days of the date such payment is due; (iv)  the failure to continue to provide the Participant with benefits substantially similar to those enjoyed by him or her under the pension, life insurance, medical, health, accident and disability plans, or any fringe benefit material to the Participant that he or she was eligible for at the time of the Change in Control; the direct or indirect material reduction in any of such benefits; or the failure to provide the Participant with the number of paid vacation days to which he or she is entitled on the basis of his or her duration of service with the Company and its Subsidiaries, in accordance with the Employer's normal vacation policy in effect immediately prior to the Change in Control; (v) the failure to obtain a satisfactory agreement from any successor to assume and agree to perform this Plan, as contemplated in Article 7; or (vi) any purported termination of the Participant’s employment after a Change in Control which is not effected pursuant to a notice of termination satisfying the requirements of Sections 4.1 and 8.1 (for purposes of this Plan, no such purported termination shall be effective); provided, however, that a good faith determination within ninety (90) days of the occurrence of a Change in Control by a Participant who is the Chief Executive Officer of the Company (the “CEO”) that, as a result of such Change in Control, he or she is not able to discharge his or her duties effectively shall constitute Good Reason.

An isolated, insubstantial and inadvertent action taken in good faith implicating clauses (i), (iv), (v) or (vi) of this definition which is fully corrected by the Company prior to the Date of Termination specified in the notice of termination shall not constitute Good Reason.  A Participant’s right to terminate his or her employment for Good Reason shall not be affected by his or her incapacity due to physical or mental impairment.  A Participant’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.

“Leave of Absence” shall mean when a Participant is absent from employment with an Employer on a leave of absence, military leave, or sick leave, where the leave is given in order to prevent a break in the continuity of term of employment, and permission for such leave is granted (and not revoked) in conformity with the rules of the Employer that employs the individual, as adopted from time to time and the Employee is reasonably expected to return to service.  Except as set forth below, the leave shall not exceed six (6) months for purposes of this Plan, and the Employee shall incur a Termination of Employment upon cessation of such leave if the Employee does not return to work prior to that time, unless the individual retains a right to reemployment under law or by contract.  A twenty-nine (29) month limitation shall apply in lieu of such six (6) month limitation if the leave is due to the Employee being "disabled" (within the meaning of Treasury Regulation §1.409A-3(i)(4)), and the Employee shall incur a Termination of Employment upon cessation of such leave.  A Leave of Absence shall not commence or shall be deemed to cease under the Plan where the Employee has incurred a Termination of Employment.

“Officer Level Employee” means any Executive Officer and any Employee who is an “officer level” Employee for compensation purposes as shown on the records of the Company and its Subsidiaries.

“Participant” means the CEO, each Officer Level Employee who had in effect on September 28, 2006 a Severance Benefits – Change in Control Agreement with the Company, and each other Officer Level Employee (i) who is designated from time to time in writing by the CEO and (ii) whose designation is evidenced in writing by a notification of participation to the Employee signed by the CEO.  A person shall cease to be a Participant upon (a) the Participant’s Termination of Employment prior to a Potential Change in Control or (b) the Board, the Committee or the CEO determining, in their sole discretion, that the person shall cease to qualify for benefits under this Plan (but any such determination made in respect of a Participant shall be considered an amendment of the Plan adverse to the interests of the affected Participant and is subject to the provisions of Section 8.5).  Notwithstanding the foregoing, only the Committee shall have the authority to exclude from participation or take any other action with respect to Executive Officers.

“Potential Change in Control” shall be deemed to have occurred if (i) the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control or (ii)  the Board adopts a resolution to the effect that, for purposes of this Plan, a Potential Change in Control of the Company has occurred.

“Qualifying Termination” means a Participant’s Termination of Employment during the Termination Period (i) by the Employer other than for Cause or (ii) by the Participant for Good Reason.  Termination of Employment on account of death, Disability or Retirement shall not be treated as a Qualifying Termination.

“Retirement” means the Participant’s mandatory retirement in accordance with the Employer’s mandatory retirement age policy, if any, for officers as in effecct immediately prior to a Change in Control or in accordance with any retirement arrangement established with the Participant’s consent with respect to him or her; provided, however, that a Participant's termination for Good Reason shall not constitute Retirement.

“Specified Employee” means any Participant who is a “Key Employee” (as defined in Code Section 416(i) without regard to paragraph (5) thereof), as determined by the Company in accordance with its uniform policy with respect to all arrangements subject to Code Section 409A, based upon the twelve (12) month period ending on each December 31st (such twelve (12) month period is referred to below as the “identification period”).  All Participants who are determined to be key employees under Code Section 416(i) (without regard to paragraph (5) thereof) during the identification period shall be treated as Specified Employees for purposes of the Plan during the twelve (12) month period that begins on the first day of the 4th month following the close of such identification period.

“Subsidiary” means any corporation, partnership, venture or other entity in which the Company holds, directly or indirectly, a fifty percent (50%) or greater ownership interest.  The Committee may, at its sole discretion, designate, on such terms and conditions as the Committee shall determine, any other corporation, partnership, limited liability company, venture or other entity a Subsidiary for purposes of this Plan.

“Termination of Employment” means the event where the Participant has a "separation from service," as defined under Section 409A, with the Employer.

“Termination Period” means the period of time beginning with a Change in Control and ending on the second anniversary of such Change in Control.

Article 3                      - Effectiveness of the Plan

This Plan shall be effective as of January 1, 2007.  Nothing in this Plan shall be deemed to entitle any Participant to continued employment with any Employer, and if a Participant's employment with any Employer terminates prior to a Change in Control, the Participant shall have no rights under this Plan.

Article 4                      - Payments Upon a Qualifying Termination

4.1 Termination of Employment.

(a) Notice of Termination.  Any purported termination of a Participant’s employment during the Termination Period by an Employer or by a Participant shall be communicated by written notice of termination to the other party in accordance with this Section 4.1 and Section 8.1 (regarding notices).  For purposes of this Plan, a “notice of termination” shall mean a notice which shall indicate the specific termination provision in this Plan relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for the Participant’s Termination of Employment under the provision so indicated.  The failure by the Participant or the Employer to set forth in such notice any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Participant or the Employer hereunder or preclude the Participant or the Employer from asserting such fact or circumstance in enforcing the Participant’s or the Employer’s rights hereunder.

(b) Date of Termination.  If a Participant has a Qualifying Termination, the Date of Termination shall be the date specified in the notice of termination (which, in the case of a termination other than for Cause or a termination for Good Reason shall not be less than fifteen (15) nor more than sixty (60) days from the date such notice is given).  If a Participant's Termination of Employment is for Cause, the Date of Termination shall not be less than thirty (30) days from the date notice is given.  In the event of a dispute arising out of the Participant’s Termination of Employment, the Date of Termination will be determined in accordance with Section 4.1(c).

(c) Disputes Involving Termination.  If within fifteen (15) days after any notice of termination is given, or, if later, prior to the Date of Termination (as determined without regard to this provision), the party receiving such notice of termination notifies the other party that a dispute exists concerning whether the termination is a Qualifying Termination or for Cause, the Date of Termination for purposes of Section 4.2 hereof shall be the date on which the dispute is finally resolved either by mutual written agreement of the parties, or by a final judgment, order or decree of a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected); provided, however, that if the dispute is not resolved prior to the end of the Termination Period, the Termination Period shall be extended so as not to deprive the Participant of the benefits under Section 4.2 in respect of such termination; provided further, that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence.  During the pendency of any such dispute (the “Dispute Period”), subject to Section 6.1, the Employer will (i) continue to pay the Participant his or her full Base Salary in accordance with the Company’s payroll practice in effect from time to time (provided that the amount paid in any calendar year shall be equal to the Participant’s annual rate of Base Salary or a proportionate fraction thereof with respect to portions of calendar years during the Dispute Period (other than amounts that are required to be paid in a subsequent calendar year pursuant to Section 6.1)), and (ii) continue the Participant as a participant in all Health Benefits as described in Section 4.2(c) of the Plan (subject to Section 6.2 of the Plan) on the same basis as provided under Section 4.2(c). Amounts paid under this provision are in addition to all other amounts due under this Plan and shall not be offset against or reduce any other amounts due under this Plan.

4.2 Severance Payments.

If the Participant has a Qualifying Termination, then subject to Schedule B to the Plan, the Company shall or shall cause the Employer to provide to the Participant:

(a) his or her full base salary through the Date of Termination at the rate in effect at the time notice of termination is given, plus all other amounts to which he or she is entitled under any compensation plan in effect immediately prior to the Change in Control, at the time such payments are due; provided that, subject to the Participant’s execution of a Release in the form attached to this Plan as Schedule A (the “Release”) within forty-five (45) days of the Participant’s Date of Termination (and thereafter not revoking such Release), for purposes of determining the amount to which a Participant is entitled under the Financial Counseling Program, he or she shall be regarded as having retired under the terms of the program; and

(b) subject to the Participant’s execution of a Release within forty-five (45) days of the Participant’s Date of Termination (and thereafter not revoking such Release), a lump sum cash payment equal to the result of multiplying (i) the sum of (A) the Participant’s Base Salary, plus (B) the Participant’s Bonus Amount by (ii) 2.99; provided, however, that if the amount of such payment cannot be finally determined on or before such day, the Participant shall be paid an estimate, as determined in good faith by the Company of the minimum amount of such payment and the remainder of such payment (together with interest at the rate provided in section 1274(b)(2)(B) of the Internal Revenue Code of 1986, as amended (the “Code”)) as soon as the amount thereof can be determined; provided further that, in the event that the amount of the estimated payment exceeds the amount subsequently determined to have been due, such excess shall be reimbursed by the Participant, payable on the fifth (5th) day after demand by the Company (together with interest at the rate provided in section 1274(b)(2)(B) of the Code); and

(c) subject to the Participant’s execution of a Release within forty-five (45) days of the Participant’s Date of Termination (and thereafter not revoking such Release), if the Participant is not otherwise entitled to such benefits at no cost to him or her pursuant to the terms of such plans, subject to Section 6.2 of the Plan, for a thirty six (36) month period from the Date of Termination or until December 31 of the year in which the Participant reaches age sixty-five (65), whichever is the shorter period (the “Benefit Period”), life, health and dental benefits (including spouse and dependent coverage) (“Health Benefits”) substantially similar to those that he or she was receiving immediately prior to the Date of Termination and such benefits shall be provided at no cost to the Participant (or spouse and dependents), provided that, notwithstanding the foregoing, the Participant shall not be provided any Health Benefit pursuant to this Section 4.2(c) if an equivalent benefit is actually received by the Participant during the Benefit Period from another Employer following his or her Date of Termination and any such Health Benefit actually received by the Participant shall be reported by the Participant to the Company

4.3
No Duplication of Benefits.  Except as otherwise expressly provided pursuant to this Plan, this Plan shall be construed and administered in a manner which avoids duplication of compensation and benefits which may be provided under any other plan, program, policy, or other arrangement or individual contract.  In the event a Participant is covered by any other plan, program, policy, individually negotiated agreement or other arrangement, in effect as of his or her Date of Termination, that may duplicate the payments and benefits provided for in this Article 4, the Company may reduce or eliminate the duplicative benefits provided for under the Plan but solely to the extent such reduction or elimination  does not cause the Participant to be subject to penalty taxes under Section 409A.

4.4
No Affect on Other Benefits.  This Plan does not abrogate any of the usual entitlements which a Participant has or will have, first, while a regular employee, and subsequently, after termination, and thus, subject to Section 4.3 of this Plan, a Participant shall be entitled to receive all benefits payable to him or her under each and every qualified plan, welfare plan and any other plan or program relating to benefits and deriving from his or her employment with the Company and it Subsidiaries, but solely in accordance with the terms and provisions thereof.

Article 5 – Withholding Taxes

The Company and its Subsidiaries may withhold from all payments due to the Participant (or his beneficiary or estate) hereunder all taxes which, by applicable federal, state, local or other law, are required to be withheld.

Article 6 - Certain Additional Agreements under Section 409A

6.1           Delay of Payment.  In the event that a payment to be made pursuant to Sections 4.1(c) or 4.2(b) or any other amounts under this Plan that constitutes non-qualified deferred compensation under Section 409A of the Code ("Section 409A") is to be made to a “Specified Employee,” such payment will be delayed for six (6) months after the Date of Termination if required in order to avoid additional tax under Section 409A and paid in a single lump sum on the first business day of the month following the end of such six (6) month period.  If a Participant who is a Specified Employee dies within six (6) months following such Termination of Employment, any such delayed payments shall not be further delayed, and shall be immediately payable within forty-five (45) days to his or her estate in accordance with the applicable provisions of this Plan.

6.2           Health Benefits.  Health Benefits shall be providedin such a manner that such benefits (and the costs and premiums thereof) are excluded from the Participant’s income for federal income tax purposes and, if the Company reasonably determines that providing continued coverage under one or more of its health care benefit plans contemplated herein could be taxable to the Participant, the Company shall provide such benefits at the level required hereby through the purchase of individual insurance coverage; provided, if the Company reasonably determines that any portion of the Health Benefits cannot be provided through the purchase of individual insurance coverage without penalty, such portion shall be made available on a taxable basis, but the Benefit Period shall be limited to the Participant’s maximum period of continuation coverage under section 4980B of the Code.

6.3           Cash Payments.  Subject to the Participant’s execution of a Release within forty-five (45) days of the Participant’s Date of Termination (and thereafter not revoking such Release), the Company shall use its best efforts to pay, or shall use its best efforts to cause the Employer to pay, to the Participant the cash lump sum described in  Section 4.2(b) to be made, subject to Section 6.1 on the sixtieth (60th) day following the Participant’s Date of Termination.

6.4           No Adverse Action.  No Employer will take any action that would expose any payment or benefit to a Participant under this Plan to the additional tax imposed under Section 409A unless (i) the Employer is obligated to take the action under an agreement, plan or arrangement, (ii) a Participant requests the action, (iii) the Employer advises such Participant in writing that the action may result in the imposition of the additional tax and (iv) such Participant subsequently requests the action in a writing that acknowledges that he or she will be responsible for any effect of the action under Section 409A.

Article 7 - Successors; Binding Agreement

7.1           The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to unconditionally assume all of the obligations of the Employer hereunder.  Failure of the Company to obtain such assumption prior to the effectiveness of any such succession shall constitute Good Reason hereunder and shall entitle the Participants to compensation and other benefits in the same amount and on the same terms as the Participants would be entitled hereunder if they had a Qualifying Termination, except that for purposes of implementing the foregoing, the date on which any succession becomes effective shall be deemed the Date of Termination.

7.2           The benefits provided under this Plan shall inure to the benefit of and be enforceable by the Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If the Participant shall die while any amounts would be payable to the Participant hereunder had the Participant continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to such person or persons appointed in writing by the Participant to receive such amounts or, if no person is so appointed, to the Participant’s estate.

Article 8 – Miscellaneous

8.1           Election and Notices.  Notwithstanding anything to the contrary contained in this Plan, all elections and notices of every kind under this Plan shall be made on forms prepared by the Company or its General Counsel, Secretary or Assistant Secretary, or their respective delegates or shall be made in such other manner as permitted or required by the Company or its General Counsel, Secretary or Assistant Secretary, or their respective delegates, including through electronic means, over the Internet or otherwise.  An election shall be deemed made when received by the Company (or its designated agent, but only in cases where the designated agent has been appointed for the purpose of receiving such election), which may waive any defects in form.

If not otherwise specified by this Plan or the Company, any notice or filing required or permitted to be given to the Company under the Plan shall be delivered to the principal office of the Company, directed to the attention of the Senior Executive Vice President in charge of Human Resources for the Company or his or her successor.  Such notice shall be deemed given on the date of delivery.

Notice to the Participant shall be deemed given when mailed (or sent by telecopy) to the Participant’s work or home address as shown on the records of the Employer or, at the option of the Company, to the Participant’s e-mail address as shown on the records of the Employer.  It is the Participant’s responsibility to ensure that the Participant’s addresses are kept up to date on the records of the Employer.  In the case of notices affecting multiple Participants, the notices may be given by general distribution at the Participants’ work locations.

8.2	No Mitigation; Resolution of Disputes and Costs.

(a)
In no event shall the Participant be obligated to seek other employment or take other action by way of mitigation of the amounts payable to the Participant under any of the provisions of this Plan and, except as provided in Section 4.2(c), such amounts shall not be reduced whether or not the Participant obtains other employment.

(b)
Participants may submit claims for benefits by giving notice to the Company pursuant to Section 8.1.  If a Participant believes that he or she has not received coverage or benefits to which he or she is entitled under the Plan, the Participant may notify the Company in writing of a claim for coverage or benefits.  If the claim for coverage or benefits is denied in whole or in part, the Company shall notify the applicant in writing of such denial within thirty (30) days (which may be extended to sixty (60) days under special circumstances), with such notice setting forth: (i) the specific reasons for the denial; (ii) the Plan provisions upon which the denial is based; (iii) any additional material or information necessary for the applicant to perfect his or her claim; and (iv) the procedures for requesting a review of the denial.  Upon a denial of a claim by the Company, the Participant may:  (i) request a review of the denial by the Board or, where review authority has been so delegated, by such other person or entity as may be designated by the Board for this purpose; (ii) review any Plan documents relevant to his or her claim; and (iii) submit issues and comments to the Board or its delegate that are relevant to the review.  Any request for review must be made in writing and received by the Board or its delegate within sixty (60) days of the date the applicant received notice of the initial denial, unless special circumstances require an extension of time for processing.  The Board or its delegate will make a written ruling on the applicant’s request for review setting forth the reasons for the decision and the Plan provisions upon which the denial, if appropriate, is based.  This written ruling shall be made within thirty (30) days of the date the Board or its delegate receives the applicant’s request for review unless special circumstances require an extension of time for processing, in which case a decision will be rendered as soon as possible, but not later than sixty (60) days after receipt of the request for review.  All extensions of time permitted by this Section 8.2 will be permitted at the sole discretion of the Board or its delegate.  If the Board does not provide the Participant with written notice of the denial of his or her appeal, the Participant’s claim shall be deemed denied.

(c)
Notwithstanding anything in this Plan to the contrary, any court, tribunal or arbitration panel that adjudicates any dispute, controversy or claim arising between a Participant and any Employer, or any of their delegates or successors, in respect of a Participant’s Qualifying Termination, will apply a de novo standard of review to any determinations made by such person. Such de novo standard shall apply notwithstanding the grant of full discretion hereunder to any such person or characterization of any such decision by such person as final, binding or conclusive on any party.

(d)
If any contest or dispute shall arise under this Plan involving a Participant’s Termination of Employment or involving the failure or refusal of any Employer to perform fully in accordance with the terms hereof, the Company shall or shall cause the Employer to reimburse the Participant on a current basis for all reasonable legal fees and related expenses, if any, incurred by the Participant at any time from the Effective Date of this Plan through the Participant’s remaining lifetime (or, if longer, through the 20th anniversary of the Change in Control) in connection with such contest or dispute (regardless of the result thereof), together with interest at the rate provided in section 1274(b)(2)(B) of the Code, such interest to accrue thirty (30) days from the date the Company receives the Participant’s statement for such fees and expenses through the date of payment thereof, regardless of whether or not the Participant’s claim is upheld by a court of competent jurisdiction or an arbitration panel; provided, however, that the Participant shall be required to repay immediately any such amounts to the Employer to the extent that a court or an arbitration panel issues a final and non-appealable order setting forth the determination that the position taken by the Participant was frivolous or advanced by the Participant in bad faith. To comply with Section 409A, in no event shall the payments by the Employer under this Section 8.2(d) be made later than the end of the calendar year next following the calendar year in which such fees and expenses were incurred, provided, that the Participant shall have submitted an invoice for such fees and expenses at least ten (10) days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred.  The amount of such legal fees and expenses that the Employer is obligated to pay in any given calendar year shall not affect the legal fees and expenses that the Employer is obligated to pay in any other calendar year, and the Participant’s right to have the Employer pay such legal fees and expenses may not be liquidated or exchanged for any other benefit.

8.3 Survival.  The respective obligations and benefits afforded to the Company and the Participant as provided in Articles 4 (to the extent that payments or benefits are owed as a result of a Qualifying Termination that occurs during the term of this Plan), 5, 6, 7 and 8 shall survive the termination of this Plan.

8.4 Governing Law; Validity. To the extent not preempted by Federal law, the Plan, and all benefits and agreements hereunder, and any and all disputes in connection therewith, shall be governed by and construed in accordance with the substantive laws of the State of Delaware, without regard to conflict or choice of law principles which might otherwise refer the construction, interpretation or enforceability of this Plan to the substantive law of another jurisdiction.

8.5 Amendment and Termination.  The Board or the Committee may amend (and, by amendment, terminate) this Plan at any time; provided, however, that (i) no amendment that reduces or eliminates any benefit or other entitlement of any Participant or that is otherwise adverse to the interests of a Participant (an “Adverse Amendment”) may take effect prior to the beginning of any calendar year, and any such amendment shall be void and of no effect, unless the Participant was notified of such amendment by September 30 of the prior year, (ii) no Adverse Amendment may be adopted during the period of time beginning on a Potential Change in Control and ending on the earlier of (a) the termination of the agreement that constituted the Potential Change in Control and (b) the second anniversary of the resulting Change in Control, without the Participant’s written consent, and (iii) no Adverse Amendment may be adopted during the period commencing on a Change in Control and ending on the second anniversary of the Change in Control without the Participant’s written consent. The restrictions on amendments set forth in the prior sentence shall not apply to any amendment adopted within the period specified in clauses (ii) or (iii), above, if the following three conditions are satisfied: (1) the amendments do not take effect until the expiration of the periods, as applicable, set forth in such clauses, (2) each adversely affected Participant receives written notice of the adoption of such amendments within ten (10) days of such adoption and (3) such written notice is provided at least ninety (90) days prior to such amendments taking effect.

8.6 Interpretation and Administration.  The Plan shall be administered by the Board.  The Board may delegate any of its powers under the Plan to a committee thereof or prior to a Change in Control, to the CEO.  Unless otherwise provided in this Plan, actions of the Board or such committee shall be taken by a majority vote of its members.  All references to the “Board” herein shall be deemed to be references to such delegate, as appropriate.  The Board shall have the authority (i) to exercise all of the powers granted to it under the Plan, (ii) to construe, interpret and implement the Plan, (iii) to prescribe, amend and rescind rules and regulations relating to the Plan, (iv) to make all determinations necessary or advisable in administration of the Plan and (v) to correct any defect, supply any omission and reconcile any inconsistency in the Plan.

8.7 Type of Plan.  This Plan is intended to be, and shall be interpreted (a) as an unfunded employee welfare plan under Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and Section 2520.104-24 of the Department of Labor Regulations, maintained primarily for the purpose of providing employee welfare benefits, to the extent that it provides welfare benefits, and under Sections 201, 301 and 401 of ERISA, as a plan that is unfunded and maintained primarily for the purpose of providing deferred compensation, to the extent that it provides such compensation, in each case for a select group of management or highly compensated employees and (b) to comply with the requirements of Section 409A of the Code.

8.8 Nonassignability.  Benefits under the Plan may not be sold, assigned, transferred, pledged, anticipated, mortgaged, or otherwise encumbered, transferred, hypothecated, or conveyed in advance of actual receipt of the amounts, if any, payable hereunder, or any part thereof by the Participant.

Schedule A

RELEASE AND WAIVER

I, ________________, hereby fully waive and forever release and discharge Company, AT&T, any and all other subsidiaries of Company and of AT&T, their officers, directors, agents, servants, employees, successors and assigns and any and all employee benefit plans maintained by AT&T or any subsidiary thereof and/or any and all fiduciaries of any such plan from any and all common law and/or statutory claims, causes of action or suits of any kind whatsoever arising from or in connection with my past employment by Company (and any AT&T subsidiary to the extent applicable) and/or my separation therefrom, including but not limited to claims, actions, causes of action or suits of any kind allegedly arising under the Employee Retirement Income Security Act (ERISA), as amended, 29 USC §§ 1001 et seq.; the Rehabilitation Act of 1973, as amended, 29 USC §§ 701 et seq.; the Civil Rights Acts of 1866 and 1870, as amended, 42 USC §§ 1981, 1982 and 1988; the Civil Rights Act of 1871, as amended, 42 USC §§ 1983 and 1985; the Civil Rights Act of 1964, as amended, 42 USC § 2000d et seq.; the Americans With Disabilities Act, as amended, 42 USC §§ 12101 et seq., and the Age Discrimination in Employment Act of 1967 (ADEA), as amended, 29 USC §§ 621 et seq., known and unknown. In addition, I, ___________, agree not to file any lawsuit or other claim seeking monetary damage or other relief in any state or federal court or with any administrative agency against any of the aforementioned parties in connection with or relating to any of the aforementioned matters. Provided, however, by executing this Release and Waiver, I, ________________, do not waive rights or claims that may arise after the date of execution; provided further, however, this Release and Waiver shall not affect my right to receive or enforce through litigation, any indemnification rights to which I am entitled as a result of my past employment by the Company or contract rights pursuant to the Agreement and Release and Waiver of Claims entered into contemporaneously herewith and, if applicable, any subsidiary of AT&T; and, provided further, this Release and Waiver shall not affect the ordinary distribution of benefits/entitlements, if any, to which I am entitled upon termination from Company; it being understood by me that said benefits/entitlements, if any, will be subject to and provided in accordance with the terms and conditions of their respective governing plan and this Agreement.

Schedule B

Limitation on Payments Under Certain Circumstances
(a)           The following terms shall have the meanings set forth below for purposes of this Schedule B to the Plan:

“Accounting Firm” shall mean a nationally recognized certified public accounting firm that is selected by the Company for purposes of making the applicable determinations hereunder and is reasonably acceptable to the Participant, which firm shall not, without the Participant’s consent, be a firm serving as accountant or auditor for the individual entity or group effecting the Change in Control.

“Excise Tax” means the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

“Net After-Tax Receipt” shall mean the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of a Payment net of all taxes imposed on the Participant with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to the Participant’s taxable income for the immediately preceding taxable year, or such other rate(s) as the Accounting Firm determined to be likely to apply to the Participant in the relevant tax year(s).

“Parachute Value” of a Payment means the present value as of the date of the change in control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

“Payment” means any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Participant, whether paid or payable pursuant to this Plan or otherwise.

“Plan Payment” has the meaning set forth in Paragraph (b) of this Schedule B.

“Safe Harbor Amount” means (x) 3.0 times the Participant’s “base amount,” within the meaning of Section 280G(b)(3) of the Code, minus (y) $1.00.

“Underpayment” has the meaning set forth in Paragraph (d) of this Schedule B,

(b)           Notwithstanding any provision of the Plan to the contrary, in the event an Accounting Firm shall determine that receipt of all Payments would subject the Participant to the excise tax under Section 4999 of the Code, the Accounting Firm shall determine whether to reduce any of the Payments paid or payable pursuant to this Plan (the “Plan Payments”) so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount. The Plan Payments shall be so reduced only if the Accounting Firm determines that the Participant would have a greater “Net After-Tax Receipt” of aggregate Payments if the Plan Payments were so reduced.  If the Accounting Firm determines that the Participant would not have a greater “Net After-Tax Receipt” of aggregate Payments if the Plan Payments were so reduced, the Participant shall receive all Plan Payments to which the Participant is entitled hereunder.

(c)           If the Accounting Firm determines in accordance with Paragraph (b) of this Schedule B that the aggregate Plan Payments should be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount, the Company shall promptly give the Participant notice to that effect and a copy of the detailed calculation thereof. All determinations made by the Accounting Firm under this Schedule B shall be binding upon the Company and the Participant and shall be made as soon as reasonably practicable and in no event later than fifteen (15) days following the Date of Termination. For purposes of reducing the Plan Payments so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount, only amounts payable under this Plan (and no other Payments) shall be reduced.  The reduction of the Plan Payments, if applicable, shall be made by reducing the payments and benefits under the following sections in the following order: (1) any Plan Payments under Section 4.1(c), (2) any Plan Payments under Section 4.2(b), and (3) any Plan Payments under Section 6.2.  All fees and expenses of the Accounting Firm shall be borne solely by the Company.

(d)           As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of the Participant pursuant to this Plan which should have not been so paid or distributed (“Overpayment”) or that additional amounts which will have not been paid or distributed by the Company to or for the benefit of the Participant pursuant to this Plan could have been so paid or distributed (“Underpayment”), in each case, consistent with the calculation of the Safe Harbor Amount hereunder.  In the event that the Accounting Firm, based upon the assertion of the deficiency by the Internal Revenue Service against either the Company or the Participant which the Accounting Firm believes has a high probability of success, determines that an Overpayment has been made, the Participant shall pay promptly (and in no event later than sixty (60) days following the date on which the Overpayment is determined) pay any such Overpayment to the Company together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no amount shall be payable by the Participant to the Company if and to the extent such payment would not either reduce the amount on which the Participant is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or substantial authority, determines that the Underpayment has occurred, any such Underpayment shall be paid promptly (and in no event later than sixty (60) days following the date on which the Underpayment is determined) by the Company to or for the benefit of the Participant together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

(e)           To the extent requested by the Participant, the Company shall cooperate with the Participant in good faith in valuing, and the Accounting Firm shall take into account the value of, services provided or to be provided by the Participant (including without limitation, the Participant’s agreeing to refrain from performing services pursuant to a covenant not to compete or similar covenant) before, on or after the date of a change in ownership or control of the Company (within the meaning of Q&A-2(b) of the final regulations under Section 280G of the Code), such Payments in respect of such services may be considered reasonable compensation within the meaning of Q&A-9 and Q&A-40 to Q&A-44 of the final regulations under Section 280G of the Code and/or exempt from the definition of the term “parachute payment” within the meaning of Q&A-2(a) of the final regulations under Section 280G of the Code in accordance with Q&A-5(a) of the final regulations under Section 280G of the Code.